Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

SUPERIOR LODGING LLC

SUPERIOR LODGING ORLA SOUTH, LLC

SUPERIOR LODGING KERMIT LLC

WINCO DISPOSAL LLC

THE MEMBERS OF WINCO DISPOSAL LLC

SUPERIOR LODGING LLC, as Seller Representative

and

TARGET LOGISTICS MANAGEMENT, LLC

dated as of

June 19, 2019

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 19, 2019, is entered into by and among Superior Lodging LLC, a Texas limited liability company (“Superior Lodging”), Superior Lodging Orla South, LLC, a Texas limited liability company (“Superior Lodging Orla”), Superior Lodging Kermit LLC, a Texas limited liability company (“Superior Lodging Kermit” and together with Superior Lodging, Superior Lodging Orla and Superior Lodging Kermit, each a “Seller” and collectively, the “Sellers”), WinCo Disposal LLC, a Texas limited liability company (“Parent”), each of the Persons set forth on Section 1 of the Disclosure Schedules (each, a “Member” and collectively, the “Members”), Superior Lodging, as the representative of the Sellers (the “Seller Representative”), and Target Logistics Management, LLC, a Massachusetts limited liability company (“Buyer”).

RECITALS

WHEREAS, the Members collectively own all of the issued and outstanding membership interests of Parent;

WHEREAS, Parent owns all of the issued and outstanding membership interests of each of the Sellers;

WHEREAS, Sellers are engaged in the business of providing or supplying workforce or temporary accommodations services, products and solutions, including remote lodging facilities, workforce housing, modular housing, temporary housing and man camps (the “Business”); and

WHEREAS, each Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from each Seller, substantially all the assets, and certain specified liabilities, of such Seller relating to the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Ancillary Documents” means the Escrow Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Intellectual Property Assignments, the Deeds, the Lodging Agreements, the Transition Services Agreement, the Real Property Transfer Documents, and the other agreements, instruments and documents required to be delivered at the Closing.

“Apportionment and Adjustment Statement” has the meaning set forth in Section 2.06(g).

“Apportionment Payment” has the meaning set forth in Section 2.06(g).

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement and Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.19(c).

“Books and Records” has the meaning set forth in Section 2.01(k).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Deed” has the meaning set forth in Section 3.02(a)(iv).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Direct Employee Lodging” has the meaning set forth in Section 6.06(d).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(j).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means Wells Fargo Bank, N.A..

“Escrow Agreement” means the Escrow Agreement to be entered into by and among Buyer, Seller Representative and the Escrow Agent, to be executed and delivered at the Closing, in the form of Exhibit A.

“Escrow Amount” means $1,000,000.

“Escrow Fund” has the meaning set forth in Section 3.02(c).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Locations” means (i) the currently existing facility owned and operated by Parent in Wright, Wyoming and known as Wright ManCamp, (ii) the currently existing facility owned and operated by Parent in Kermit, Texas and known as CPT Truck Yard Hwy 18 Camp and (iii) the three currently existing facilities owned and operated by Parent in Monahans, Texas and known as Loop 462 Road Camp, W. 36 CPT Truck Yard Camp and Veronica Street Camp.

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means (a) all obligations for borrowed money or in respect of loans, deposits or advances of any kind, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations upon which interest charges are customarily paid, (d) all reimbursement obligations in respect of letters of credit, surety bonds, bankers’ acceptances or similar instruments, (e) all obligations arising from cash/book overdrafts, (f) all obligations arising from deferred compensation arrangements, (g) all obligations secured by an Encumbrance, (h) all capital lease obligations, (i) all deferred rent or royalty obligations, (j) all obligations (contingent or otherwise) for the deferred purchase price of property or services, (k) any guaranties in connection with any of the foregoing and (l) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means a nationally recognized accounting firm selected jointly by Buyer and Seller Representative that has not provided, and is not then providing, accounting or other similar services to the Buyer, any Seller Party or any of their respective Affiliates; provided, that in the event Buyer and Seller Representative cannot agree on such firm within five days after the expiration of the Resolution Period, each of Buyer and Seller Representative shall select such a nationally recognized accounting firm for the sole purpose of selecting a third firm, and such two firms shall select a third such firm which shall be the “Independent Accountant.”

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Assets” means all Intellectual Property that is owned or purported to be owned by each Seller and used or held for use in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(v).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(a).

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of each of the Members, Wes Danner and Hayley Kendrick, in each case after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lodging Agreements” has the meaning set forth in Section 3.02(a)(iii).

“Losses” means losses, damages, Liabilities, deficiencies, Actions, Taxes, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Sellers’ Business, (b) the value of the Purchased Assets, or (c) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant Section 6.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) any action taken by or on behalf of Buyer; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Business or any Seller compared to other participants in the industries in which the Business or any Seller operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Member” and “Members” have the meaning set forth in the preamble.

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Parent” has the meaning set forth in the preamble.

“Payment Period” shall mean any period of time for which any payments have been made in advance by a Seller or are to be made in arrears by the Buyer.

“Payoff Amount” means the amount required to discharge in full Sellers’ secured debt to Sabine State Bank.

“Payoff Instructions” has the meaning set forth in Section 6.16.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Property Transfer Documents” has the meaning set forth in Section 3.02(a)(iv).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.01(d).

“Resolution Period” has the meaning set forth in Section 2.06(i).

“Restricted Period” has the meaning set forth in Section 6.06(a).

“Review Period” has the meaning set forth in Section 2.06(h).

“Seller” and “Sellers” have the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Party” and “Seller Parties” means each of the Sellers, Parent and each of the Members.

“Seller Representative” has the meaning set forth in the preamble.

“Seller Tax Returns” has the meaning set forth in Section 6.12(c).

“Specified Representations” has the meaning set forth in Section 8.01.

“Statement of Objections” has the meaning set forth in Section 2.06(i).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Superior Lodging” has the meaning set forth in the preamble.

“Superior Lodging Orla” has the meaning set forth in the preamble.

“Superior Lodging Kermit” has the meaning set forth in the preamble.

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, value added, alternative, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means Texas, New Mexico, Oklahoma, North Dakota and each other region that Buyer or any of its Affiliates operates or conducts business at any time during the Restricted Period.

“Texas New Mexico Power Bond” means the $33,059.27 bond paid to Texas New Mexico Power, as evidenced by that certain WinCo Disposal LLC Irrevocable Letter of Credit No. 547, dated October 4, 2017, from Commercial Bank of Texas, N.A. to Texas-New Mexico Power Co.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Title Company” has the meaning set forth in Section 7.02(h).

“Title Policy” has the meaning set forth in Section 7.02(h).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Union” has the meaning set forth in Section 4.20(b).

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and assume from such Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a)                                 all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(b)                                 all Contracts relating to the Business, including all Contracts of any Seller, Parent or any of their Affiliates set forth on Section 2.01(b) of the Disclosure Schedules (the “Assigned Contracts”), together with any security or similar deposits made by any Seller under such Assigned Contract;

(c)                                  all Intellectual Property Assets;

(d)                                 all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(e)                                  all Owned Real Property;

(f)                                   all Permits, including Environmental Permits, which are held by Parent, any Seller or any other subsidiary of Parent and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(g)                                  all rights to any Actions of any nature available to or being pursued by any Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)                                 all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including such item relating to the payment of Taxes only to the extent that such payment results in an increase to the Purchase Price pursuant to Section 2.06(d));

(i)                                     all of such Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)                                    all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(k)                                 originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, and marketing and promotional surveys, material and research (“Books and Records”); provided, however, that to the extent portions of any of the foregoing exclusively relate to Excluded Assets or Excluded Liabilities, the Books and Records will exclude any such portions exclusively relating to Excluded Assets or Excluded Liabilities;

(l)                                     all rights in telephone and facsimile numbers used in connection with the Business at the Owned Real Property; and

(m)                             all goodwill and the going concern value of the Business.

Section 2.02                            Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of each Seller (collectively, the “Excluded Assets”):

(a)                                 Contracts that are not Assigned Contracts and are listed in Section 2.02(a) of the Disclosure Schedules (the “Excluded Contracts”);

(b)                                 all cash and cash equivalents of each Seller;

(c)                                  all accounts receivable of each Seller relating to the period on or prior to the Closing;

(d)                                 the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the organization of each Seller;

(e)                                  all Benefit Plans and assets attributable thereto, if any;

(f)                                   all rights to any Actions of any nature available to or being pursued by any Seller to the extent exclusively related to the Excluded Assets or the Excluded Liabilities, whether arising by way of counterclaim or otherwise;

(g)                                  the assets, properties and rights specifically set forth on Section 2.02(f) of the Disclosure Schedules;

(h)                                 all refunds of Taxes imposed on any Seller or with respect to the Purchased Assets or the Business attributable to a Pre-Closing Tax Period as determined in accordance with Section 6.12(b);

(i)                                     all of such Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent exclusively related to any Excluded Assets;

(j)                                    all insurance benefits, including rights and proceeds, to the extent exclusively arising from or relating to the Excluded Assets or the Excluded Liabilities; and

(k)                                 the rights which accrue or will accrue to the Sellers under this Agreement and the Ancillary Documents, and all records prepared by or on behalf of any Seller to the extent exclusively relating to the negotiation of the transactions contemplated by this Agreement and the Ancillary Documents (including communications with legal counsel representing Parent or any Seller and the right to assert attorney-client privilege with respect thereto).

Section 2.03                            Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the Liabilities of the Sellers in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, are incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller on or prior to the Closing (the “Assumed Liabilities”).

Section 2.04                            Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of any Seller or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Each Seller shall, and shall cause each of its respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a)                                 any Liabilities of any Seller for trade accounts payable to third parties in connection with the Business, including intercompany payables owing to Affiliates of any Seller;

(b)                                 any Liabilities of any Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(c)                                  any Liability for (i) Taxes of any Seller (or any member or Affiliate of any Seller); (ii) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period (with the amount of Taxes with respect to the Straddle Period allocated to a Pre-Closing Tax Period determined pursuant to Section 6.12); (iii) Taxes that arise out of the sale of the Purchased Assets contemplated hereby or that are the responsibility of any Seller pursuant to Section 6.12; (iv) other Taxes of any Seller (or any member or Affiliate of any Seller) of any kind or description (including any Liability for Taxes of any Seller (or any member or Affiliate of any Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law); (v) any Transfer Taxes and related costs, if any, for which the Seller Parties are responsible pursuant to Section 6.12(a); and (vi) any penalties for late filings or failure to file any Seller Tax Returns;

(d)                                 any Liabilities relating to or arising out of the Excluded Assets;

(e)                                  any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(f)                                   any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by any Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by any Seller;

(g)                                  any recall, design defect or similar claims of any products manufactured or sold or any service performed by any Seller;

(h)                                 any Liability of any Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of any Seller, including any Liability associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i)                                     any Environmental Claim, or any Liability under any Environmental Law, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of any Seller;

(j)                                    any Liability of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) does not constitute part of the Purchased Assets issued by the Business’ customers to any Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) is not validly and effectively assigned to Buyer pursuant to this Agreement;

(k)                                 any Liability to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any Seller (including with respect to any breach of fiduciary obligations by same);

(l)                                     any Liability under any Excluded Contract or any other Contract (i) which is not validly and effectively assigned to Buyer pursuant to this Agreement; or (ii) to the extent any such Liability arises out of or relates to a breach by any Seller of such Contracts prior to Closing;

(m)                             any Liability associated with debt, loans or credit facilities of any Seller and/or the Business owing to financial institutions or other lenders or third parties; and

(n)                                 any Liability arising out of, in respect of or in connection with the failure by any Seller or any of their respective Affiliates to comply with any Law or Governmental Order.

Section 2.05                            Purchase Price. The aggregate purchase price for the Purchased Assets shall be $30,000,000 (the “Purchase Price”).  The Purchase Price shall be paid as follows:

(a)                                 The Purchase Price, less the Escrow Amount and the Payoff Amount, shall be paid at the Closing to the Seller Representative, on behalf of the Sellers, by wire transfer of immediately available funds to the account designated in writing by the Seller Representative prior to the Closing.

(b)                                 The Escrow Amount shall be deposited with the Escrow Agent at the Closing by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement.

(c)                                  The Payoff Amount shall be paid at the Closing in accordance with the Payoff Instructions.

Section 2.06                            Apportionment and Adjustment.

(a)                                 The Purchase Price set forth in Section 2.05 shall be subject to adjustment as set forth in this Section 2.06.  In the event that any of the adjustments provided for in this Section 2.06 cannot be calculated as of the Closing Date, the appropriate payment shall be made by the Buyer or the applicable Seller, as the case may be, to the other party as promptly following the Closing Date as is practicable.

(b)                                 For each Assigned Contract (including leases of equipment, utilities or similar Contracts and insurance policies) for which rent or other payments (other than Taxes) have been made in advance by any Seller covering a Payment Period that includes time after the Closing Date, the Purchase Price shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in the Payment Period after the Closing Date and the denominator of which is the total number of days in the Payment Period.

(c)                                  For each Assigned Contract (including leases of equipment, utilities or similar Contracts and insurance policies) for which rent or other payments (other than Taxes) are to be made in arrears by the Buyer covering a Payment Period that includes time on or before the Closing Date, the Purchase Price shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number of days in the Payment Period through and including the Closing Date and the denominator of which is the total number of days in the Payment Period.

(d)                                 The Purchase Price shall be increased by the amount of any Taxes for a Post-Closing Tax Period that are paid or economically borne by any Seller (or any of their Affiliates) that is allocable to Buyer in accordance with Section 6.12(b).

(e)                                  The Purchase Price shall be decreased by the amount of any Taxes for a Pre-Closing Tax Period that are paid or economically borne by Buyer (or any of its Affiliates) that is allocable to the Sellers in accordance with Section 6.12(b).

(f)                                   From and after the Closing, (i) if any Seller Party or any of their respective Affiliates receives or collects any funds relating to any Purchased Asset or the operation of the Business for the period after the Closing Date, or if Buyer pays any Excluded Liability, Seller Representative shall promptly notify Buyer of such receipt, collection or payment, and such Seller Party shall promptly remit to Buyer funds in the amount of such cash received and payments made; and (ii) if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset (including accounts receivable or unbilled receivables relating to the period on or prior to the Closing Date), Buyer shall promptly notify Seller Representative of such receipt, collection or payment, and Buyer shall promptly remit to Seller Representative, for the benefit of the applicable Seller, funds in the amount of such cash received and payments made.

(g)                                  On or prior to the date that is 90 days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement (the “Apportionment and Adjustment Statement”) setting forth its good faith calculation of any amounts owed between the partiers hereto pursuant to this Section 2.06 (the “Apportionment Payment”).

(h)                                 Upon receipt, Seller Representative shall have 30 days (the “Review Period”) to review the Apportionment and Adjustment Statement.  During the Review Period, Seller Representative shall have full access to the relevant books and records of Buyer to the extent that they relate to the Apportionment and Adjustment Statement as Seller Representative may reasonably request for the purpose of reviewing the Apportionment and Adjustment Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with Buyer’s normal business operations.

(i)                                     On or prior to the last day of the Review Period, Seller Representative may object to the Apportionment and Adjustment Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for such disagreement therewith (the “Statement of Objections”).  If Seller Representative fails to deliver a Statement of Objections before the expiration of the Review Period, the Apportionment and Adjustment Statement delivered by Buyer, and the amount of the Apportionment Payment set forth therein, shall be deemed to have been accepted by Seller Representative.  If Seller Representative delivers a Statement of Objections before the expiration of the Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of such Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Apportionment and Adjustment Statement with such changes as may have been previously agreed in writing by Buyer and Seller Representative, shall be final and binding.

(j)                                    If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Apportionment and Adjustment Statement. The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountant shall only decide the specific items under dispute by the parties and, if applicable, their decision for each Disputed Amount must be within the range of values assigned to each such item in the Apportionment and Adjustment Statement and the Statements of Objections.

(k)                                 The fees and expenses of the Independent Accountant shall be shared equally by Sellers, on the one hand, and Buyer, on the other hand.

(l)                                     The Independent Accountant shall make a determination as to the Apportionment Payment as soon as practicable after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Apportionment and Adjustment Statement shall be conclusive and binding upon the parties hereto.

(m)                             Except as otherwise provided herein, any Apportionment Payment as determined pursuant to this Section 2.06 shall be due, and shall be paid by the applicable party owing the Apportionment Payment, within five Business Days of acceptance, or the final determination hereunder, of the Apportionment and Adjustment Statement and the Apportionment Payment set forth therein.

(n)                                 If the Purchase Price is adjusted pursuant to this Section 2.06, the allocation of the Purchase Price among the Purchased Assets shall be appropriately modified to reflect such adjustment.

Section 2.07                            Allocation of Purchase Price. Each of the parties hereto agrees that the Purchase Price (and any other consideration required to be taken into account under applicable Law, including Assumed Liabilities) shall be allocated among the Purchased Assets for all Tax purposes in a manner consistent with Section 1060 of the Code and the regulations thereunder and as set forth in accordance with an allocation schedule to be prepared in accordance with this Section 2.07 (the “Allocation Schedule”).  An initial draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller Representative within 90 days following the Closing Date.  If Seller Representative notifies Buyer in writing that Seller Representative objects to one or more items reflected in the Allocation Schedule, Seller Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, that if Seller Representative and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 15 days following the delivery by Buyer to the Seller Representative of the Allocation Schedule in accordance with this Section 2.07, such dispute shall be resolved by the Independent Accountant, whose final determination shall be binding on the parties hereto for all federal, state, local and foreign income Tax purposes.  The fees and expenses of the Independent Accountant shall be borne equally by Sellers, on the one hand, and Buyer, on the other hand. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.  Any adjustments to the Purchase Price pursuant to Section 2.06 and any other subsequent adjustments to the Purchase Price (e.g., any indemnification payments) shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.08                            Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 2.09                            Third Party Consents. To the extent that any Seller’s rights under any Assigned Contract or Permit constituting a Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained as of the Closing Date, the assignment of such Assigned Contract or Permit will be deferred until such consent has been obtained, and each Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible; provided, that any such Assigned Contract or Permit will still be considered a Purchased Asset. If any such consent is not obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Assigned Contract or Permit in question so that Buyer would not in effect acquire the benefit of all such rights, from and after the Closing each Seller, to the maximum extent permitted by Law and the Assigned Contract or Permit, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, and shall cause its Affiliates to cooperate, in each case to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, (a) Sellers’ obligations under this Section 2.09 will terminate on the 12-month anniversary of the Closing Date, (b) no Seller will be required to make any non-de minimis payments or incur any non-de minimis Liability in connection with this Section 2.09, and (c) Buyer shall not be deemed to have waived its rights under Section 7.02(d) unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Section 2.10                            Certain Purchased Assets and Assumed Liabilities.  Notwithstanding anything in this Agreement to the contrary, at the Closing, (a) Parent shall (and Parent and the Members shall cause each of their applicable Affiliates to) sell, assign, transfer, convey and deliver to Buyer all Purchased Assets (including Assigned Contracts and Permits) and Assumed Liabilities held or owned by Parent or any of its Affiliates and (b) Buyer shall purchase and assume, or assume and agree to pay, perform and discharge (as applicable), such Purchased Assets and Assumed Liabilities from Parent and its applicable Affiliates.

ARTICLE III
CLOSING

Section 3.01                            Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place either electronically or at the offices of Robinson & Cole LLP, 280 Trumbull Street, Hartford, Connecticut 06103, at 10:00 a.m., local time, on the third Business Day after all of the conditions to Closing set forth in ARTICLE VII have been either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 3.02                            Closing Deliverables.

(a)                                 At the Closing, the Seller Parties shall deliver, or cause to be delivered, to Buyer the following:

(i)                                                                                     the Escrow Agreement duly executed by Seller Representative;

(ii)                                                                                  an assignment and assumption agreement and bill of sale with respect to the Purchased Assets and Assumed Liabilities in the form of Exhibit B hereto (the “Assignment and Assumption Agreement and Bill of Sale”) and duly executed by each Seller, Parent and each applicable Parent subsidiary, transferring the tangible personal property included in the Purchased Assets to Buyer and effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)                                                                               the Lodging Agreements in the form of Exhibit C-1, Exhibit C-2 and Exhibit C-3 hereto (the “Lodging Agreements”) and duly executed by the Affiliates of Sellers party thereto;

(iv)                                                                              with respect to each parcel of Owned Real Property, a special warranty deed in the form of Exhibit D hereto (each, a “Deed”), together with all applicable transfer documentation relating thereto in form and substance reasonably satisfactory to Buyer (the “Real Property Transfer Documents”), and duly executed and notarized by the applicable Seller;

(v)                                                                                 one or more assignments in form and substance reasonably satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by the applicable Seller, transferring all of such Seller’s right, title and interest in and to the Intellectual Property Assets of each such Seller to Buyer or its Affiliate;

(vi)                                                                              the Transition Services Agreement in the form of Exhibit E hereto (the “Transition Services Agreement”) and duly executed by the Sellers;

(vii)                                                                           the certificates contemplated by Sections 7.02(j), 7.02(k) and 7.02(o); and

(viii)                                                                        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)                                 At the Closing, Buyer shall deliver to the Seller Representative, on behalf of the Sellers, the following:

(i)                                                                                     the Purchase Price less the Escrow Amount by wire transfer of immediately available funds to the account designated in writing by the Seller Representative prior to the Closing;

(ii)                                                                                  the Escrow Agreement duly executed by Buyer;

(iii)                                                                               the Assignment and Assumption Agreement and Bill of Sale duly executed by Buyer;

(iv)                                                                              the Lodging Agreements duly executed by Buyer or its Affiliate;

(v)                                                                                 the Intellectual Property Assignments duly executed by Buyer or its Affiliate;

(vi)                                                                              the Transition Services Agreement duly executed by Buyer or its Affiliate;

(vii)                                                                           the Real Property Transfer Documents duly executed by Buyer;

(viii)                                                                        the certificate contemplated by Section 7.03(e); and

(ix)                                                                              such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Seller Representative, as may be required to give effect to this Agreement.

(c)                                  At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”) by wire transfer of immediately available funds to the account designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of the Seller Parties set forth in ARTICLE VIII.

(d)                                 At the Closing, Buyer shall deliver the Payoff Amount to the recipient thereof in accordance with the Payoff Instructions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS, PARENT AND MEMBERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of the Sellers, jointly and severally, represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct.

Section 4.01                            Organization and Qualification.

(a)                                 Each of the Sellers and Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Texas and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

(b)                                 Parent is the record owner of and has good and valid title to all of the outstanding membership interests of each Seller, free and clear of any and all Encumbrances.  The Members, collectively, are the record owners of and have good and valid title to all of the outstanding membership interests of Parent, free and clear of any and all Encumbrances.

(c)                                  All of the membership interests of each Seller were issued in compliance with all applicable Laws.  No membership interests of any Seller were issued in violation of any agreement, arrangement or commitment to which any Seller or Parent or any Member is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d)                                 There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests in any Seller or obligating any Seller or Parent to issue or sell any membership in, or any other interest in, any Seller.  No Seller has outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights.  There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the membership interests of any Seller.

(e)                                  None of the Sellers owns, or has any interest in, any shares or has an ownership interest in any other Person.

Section 4.02                            Authority. Each Seller Party has full power and authority to enter into this Agreement and the Ancillary Documents to which such Seller Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Party of this Agreement and any Ancillary Document to which such Seller Party is a party, the performance by each Seller Party of its obligations hereunder and thereunder and the consummation by such Seller Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller Party.  This Agreement has been duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of such Seller Party, enforceable against it in accordance with its terms. When each Ancillary Document to which each Seller Party is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other parties thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller Party, enforceable against it in accordance with its terms.

Section 4.03                            No Conflicts; Consents. The execution, delivery and performance by each Seller Party of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) with respect to any Seller Party that is not an individual, conflict with or result in a violation or breach of, or default under, any provision of the company agreement or other organizational documents of such Seller Party; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller Party, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which any Seller Party is a party or by which any Seller Party or the Business is bound or to which any of the Purchased Assets are subject (including any

Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Party in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04                            Financial Statements. Complete copies of (i) the unaudited combined financial statements of each of the Sellers as at December 31, 2018 and the related combined statements of operations and members’ capital for the year then ended and (ii) the unaudited combined financial statements of each of the Sellers as at May 31, 2019 and the related combined statements of operations and members’ capital for the five month period then ended (items (i) and (ii) collectively, the “Financial Statements”) are included in Section 4.04 of the Disclosure Schedules.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved.  The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.  The balance sheet of the Business as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of May 31, 2019 is referred to herein as the “Interim Balance Sheet”.  The Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05                            Undisclosed Liabilities.  No Seller has any material Liability with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06                            Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any Seller, any:

(a)                                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 amendment of any organizational documents of any Seller;

(c)                                  split, combination, or reclassification of any membership interest;

(d)                                 redemption, purchase or acquisition of any Seller’s membership interest;

(e)                                  material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f)                                   entry into any Contract that would constitute a Material Contract;

(g)                                  incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(h)                                 transfer, assignment, sale or other disposition of any assets that would constitute Purchased Assets;

(i)                                     cancellation of any debts or claims or amendment, termination or waiver of any rights constituting, or that would constitute, Purchased Assets;

(j)                                    transfer or assignment of or grant of any license or sublicense under or with respect to any asset or right that is or would constitute a material Intellectual Property Asset;

(k)                                 material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l)                                     acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m)                             entry into any new (or departure from, or abandonment or discontinuance of, any) line of business;

(n)                                 any capital investment in, or loan to, any Person;

(o)                                 any material capital expenditures;

(p)                                 imposition of any Encumbrance upon any of the Purchased Assets;

(q)                                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, managers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, director, consultant or independent contractor;

(r)                                    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer other than to fill a vacancy in the ordinary course of business;

(s)                                   any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former members, managers, directors, officers or employees;

(t)                                    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)                                 purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v)                                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w)                               action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability of Buyer in respect of any Post-Closing Tax Period; or

(x)                                 any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07                            Material Contracts.

(a)                                 Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Owned Real Property (including brokerage Contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules, “Material Contracts”):

(i)                                     all Contracts involving aggregate consideration in excess of $25,000 or which, in each case, cannot be cancelled by a Seller without penalty or without more than 90 days’ notice;

(ii)                                  all Contracts that require any Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)                               all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)                              all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)                                 all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)                              all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)                           all Contracts between any Seller, on the one hand, and Parent, any Member or any of their respective Affiliates, on the other hand;

(viii)                        except for Contracts exclusively relating to trade receivables, all Contracts relating to Indebtedness (including all guarantees);

(ix)                              all Contracts with any Governmental Authority (“Government Contracts”);

(x)                                 all Contracts that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)                              all joint venture, partnership or similar Contracts;

(xii)                           all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii)                        all powers of attorney with respect to any Seller, the Business or any Purchased Asset;

(xiv)                       all collective bargaining agreements or Contracts with any Union; and

(xv)                          all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)                                 Each Material Contract is valid and binding on the Seller that is, or is purported to be, party to such Material Contract in accordance with its terms and is in full force and effect. None of the Sellers nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Sellers’ Knowledge, threatened under any Contract included in the Purchased Assets.

Section 4.08                            Title to Purchased Assets. Each Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets purported to be owned by it. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)                                 those items set forth in Schedule B to the Commitment for Title Insurance (T-7) issued by First American Title Insurance Company on the Closing Date pursuant to Section 7.02(h);

(b)                                 liens for Taxes not yet due and payable;

(c)                                  mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)                                 easements, rights of way, zoning ordinances and other similar encumbrances affecting Owned Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Owned Real Property and which do not render title to any Owned Real Property unmarketable; or

(e)                                  other than with respect to Owned Real Property, liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09                            Condition and Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.  None of the Excluded Assets are, individually or in the aggregate, material to the Business.  Section 4.09 of the Disclosure Schedules lists individually (i) all Purchased Assets which are fixed assets (within the meaning of GAAP) having a book value greater than $50,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Balance Sheet Date, and (ii) all other Purchased Assets of a tangible nature (other than inventories) whose book value exceeds $50,000.

Section 4.10                            Real Property.

(a)                                 Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property owned by each Seller and used or held for use in or necessary for the conduct of the Business (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each such parcel, the address location and use thereof.  Sellers have delivered to Buyer complete and accurate copies of the deeds and other instruments (as recorded) by which each Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers with respect to such parcels. With respect to each parcel of Owned Real Property:

(i)                                     The applicable Seller has good and marketable fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii)                                  Seller has not leased or otherwise granted to any Person the right to use or occupy any parcel of such Owned Real Property or any portion thereof; and

(iii)                               there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)                                 No Seller is, and at no time has been, a lessor, sublessor, lessee or sublessee under any lease of real property.

(c)                                  No Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Owned Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Owned Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to  adversely affect the ability to operate the Owned Real Property as currently operated.  Neither the whole nor any material portion of any Owned Real Property has been damaged or destroyed by fire or other casualty.

(d)                                 The Owned Real Property is sufficient for the continued conduct of the Business immediately after the Closing in the same manner as conducted immediately prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

(e)                                  Section 4.10(e) of the Disclosure Schedules sets forth, for each parcel of Owned Real Property, (i) the number of single-occupancy units, double-occupancy units and (ii) the occupancy as of the date of this Agreement.

Section 4.11                            Intellectual Property.

(a)                                 Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no Intellectual Property Registrations or material unregistered Intellectual Property Assets, including any proprietary Software, used or held for use in or necessary for the conduct of the Business as currently conducted.

(b)                                 All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  Sellers are the sole and exclusive legal and beneficial owners of all right, title and interest in and to the Intellectual Property Assets, and have the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(c)                                  The conduct of the Business, including the use of the Intellectual Property Assets, has not infringed, misappropriated, diluted or otherwise violated, and does not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.

Section 4.12                            Books and Records.  The minute books and records of each Seller, complete copies of which have been made available to Buyer, are complete and correct in all material respects.

Section 4.13                            Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof have arisen from bona fide transactions entered into by each Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice.

Section 4.14                            Customers and Suppliers.

(a)                                 Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to any Seller or Sellers for goods or services rendered in an amount greater than or equal to $100,000 in the aggregate during the period from January 1, 2018 to June 1, 2019 (collectively, the “Material Customers”) and (ii) the amount of consideration paid by each Material Customer during each such period.  No Seller has received any written notice that any of the Material Customers has ceased, or elected or intends to cease, to use the goods or services of any Seller or the Business or to otherwise terminate or materially reduce its relationship with any Seller or the Business.

(b)                                 Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier who any Seller or Sellers have paid aggregate consideration for goods or services rendered in an amount greater than or equal to $50,000 during the period from January 1, 2018 to June 1, 2019, (ii) any supplier from whom a Seller receives all of its requirements for any product or service (such suppliers described in clause (i) and (ii), collectively, the “Material Suppliers”); and (iii) the amount of consideration paid to each Material Supplier during each such period.  No Seller has received any written notice that any of the Material Suppliers has ceased, or elected or intends to cease, to supply goods or services to the any Seller or the Business or to otherwise terminate or materially reduce its relationship with any Seller or the Business.

Section 4.15                            Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by any Seller Party or any other Affiliate of any Seller and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) a list of all pending claims and the claims history for the Insurance Policies since January 1, 2016.  No Seller Party or any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies are in full force and effect and enforceable in accordance with their terms.  No such Insurance Policies have been subject to any lapse in coverage.  There are no claims under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  No Seller Party is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which any Seller Party is a party or by which it is bound.  True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16                            Legal Proceedings; Governmental Orders.  There are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To Sellers’ Knowledge, no event has occurred that would reasonably be expected to give rise to, or serve as a basis for, any such Action.  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or any of the Purchased Assets.

Section 4.17                            Compliance With Laws; Permits.

(a)                                 Seller has complied in all material respects, and is now in compliance in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)                                 All material Permits required for any Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained and maintained by such Seller and are valid and in full force and effect. Each Seller is in compliance in all material respects with each such Permit applicable to such Seller.  All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all such Permits issued to a Seller, including the name of each such Permit and its dates of issuance and expiration.  To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18                            Environmental Matters.

(a)                                 Each Seller is currently and has been in compliance, in all material respects, with all Environmental Laws. No Seller Party has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing Liabilities.

(b)                                 Each Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by each applicable Seller through the Closing Date in accordance with Environmental Law. No Seller Party is aware of any condition, event or circumstance that would reasonably be expected to prevent or impede, immediately after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, each Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and no Seller Party is aware of any condition, event or circumstance that would reasonably be expected to prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions thereof.

(c)                                  None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by any Seller is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)                                 There has been no Release of Hazardous Materials in contravention of any Environmental Law with respect to the Business or the Purchased Assets or any Owned Real Property or other real property currently or formerly owned, leased or operated by any Seller, and no Seller Party has received an Environmental Notice that any of the Business or the Purchased Assets or any Owned Real Property or other real property currently or formerly owned, leased or operated by any Seller (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller.

(e)                                  Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by any Seller.

(f)                                   Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Seller and any predecessors in connection with the Business or the Purchased Assets as to which any Seller may retain any Liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller Party has received any Environmental Notice regarding potential Liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Seller.

(g)                                  No Seller has retained or assumed, by Contract or operation of Law, any Liabilities of any third party under Environmental Law.

(h)                                 Sellers have provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any Owned Real Property or other real property currently or formerly owned, leased or operated by any Seller which are in the possession or control of any Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures reasonably necessary to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

Section 4.19                            Employee Matters.

(a)                                 None of the Sellers, nor the Business, has, nor at any time has had, any employees, independent contractors or consultants, and there are no outstanding agreements, understandings or commitments of any Seller Party with respect to any compensation, commissions, bonuses or fees of any such employee, independent contractor or consultant.

(b)                                 No Seller Party is, and no Seller Party has been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of any Seller or with respect to the Business, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor to Sellers’ Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of the Business.  No Seller has any duty to bargain with any Union.

(c)                                  No Seller has been or is party to, nor at any time has had or been party to, any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by either Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which either Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

Section 4.20                            Government Contracts.  Seller is not, and has not been for the past three years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 4.21                            Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a)                                 All Tax Returns of any Seller, or any other Seller Party with respect to the Business or Purchased Assets, required to have been filed for any Pre-Closing Tax Period have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing (whether or not shown on any Tax Return) by Seller, or any other Seller Party with respect to the Business or Purchased Assets, have been timely paid.

(b)                                 Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                                  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller with respect to the Business or Purchased Assets.

(d)                                 All deficiencies asserted, or assessments made, against any Seller or any other Seller Party with respect to the Business or Purchased Assets as a result of any examinations by any taxing authority have been fully paid.

(e)                                  No Seller or any other Seller Party, with respect to the Business or Purchased Assets, is a party to any Action by any taxing authority. To Sellers’ Knowledge, there are no pending or threatened Actions by any taxing authority involving any Seller or other Seller Party with respect to the Business or Purchased Assets.

(f)                                   There are no Encumbrances for Taxes upon any of the Purchased Assets (other than for current Taxes not yet due and payable) nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)                                  No claim has been made by any taxing authority in any jurisdiction where any Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(h)                                 Section 4.21(h) of the Disclosure Schedules sets forth those taxable years for which examinations by taxing authorities are presently being conducted with respect to a Seller, the Business or Purchased Assets.

(i)                                     Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each Seller for all Tax periods ending after January 1, 2014.

(j)                                    No Seller is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.  No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Seller, the Business or Purchased Assets.  No Seller has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.  No Seller has any Liability for Taxes of any Person (other than such Seller) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(k)                                 Except as otherwise provided in this Agreement, Buyer will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)                                     an installment sale or open transaction occurring on or prior to the Closing Date;

(ii)                                  a prepaid amount received on or before the Closing Date; or

(iii)                               any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law entered into prior to Closing.

(l)                                     No Seller Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.  No Seller is, nor has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m)                             None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(n)                                 None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(o)                                 Each Seller has collected and timely remitted to the proper Taxing authority all applicable material state sales and use Taxes as required by applicable Law, and has reported in a timely manner to the proper Taxing authority all such state sales and use Taxes.

Section 4.22                            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Seller Party for which Buyer is or could be liable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01                            Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts.

Section 5.02                            Authority of Buyer. Buyer has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller Party) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03                            No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of its organizational documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any material Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04                            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05                            Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06                            Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
COVENANTS

Section 6.01                            Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as required by applicable Law, as otherwise expressly provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each Seller Party shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, each Seller Party shall:

(a)                                 preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)                                 pay the debts, Taxes and other obligations of the Business when due;

(c)                                  maintain the properties and assets included in or relating to the Purchased Assets, including all Owned Real Property, in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)                                 continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)                                  defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(f)                                   perform all of its obligations under all Assigned Contracts;

(g)                                  maintain the Books and Records in accordance with past practice;

(h)                                 comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(i)                                     not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02                            Access to Information. From the date hereof until the Closing, each Seller Party shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Owned Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business.  Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller, and will be subject to the prior written consent of Sellers, not to be unreasonably withheld, conditioned or delayed. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement.

Section 6.03                            No Solicitation of Other Bids.

(a)                                 No Seller Party shall, and no Seller Party shall authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller Party shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Seller or Parent; (ii) the issuance or acquisition of limited liability company membership interest of, or other equity securities in, any Seller or Parent; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Seller’s or Parent’s properties or assets.

(b)                                 In addition to the other obligations under this Section 6.03, each Seller Party shall promptly (and in any event within two Business Days after receipt thereof by any Seller Party or any of their respective Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                                  Each Seller Party agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04                            Financial Statements.  Seller Representative shall use commercially reasonable efforts to, no later than 90 days after the Closing Date, deliver to Buyer, on behalf of the Sellers, the audited combined financial statements of the Sellers consisting of the combined balance sheet of the Sellers as at December 31, 2018 and the related combined statements of operations and members’ capital and combined statements of cash flow for the year then ended.  The fees and expenses of the auditor engaged for purposes of this Section 6.04 shall be borne by Buyer.

Section 6.05                            Confidentiality. From and after the Closing, each Seller Party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller Party can show that such information (a) is generally available to and known by the public through no fault of any Seller Party, any of their respective Affiliates or Representatives; or (b) is lawfully acquired by such Seller Party, or any of their respective Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller Party, or any of their respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller Party is advised by its counsel is legally required to be disclosed, provided that such Seller Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06                            Non-Competition; Non-Solicitation.

(a)                                 For a period of two years from and after the Closing Date (the “Restricted Period”), no Seller Party shall, and no Seller Party shall permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of any Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship, or otherwise intentionally interfere with any such relationship. Notwithstanding the foregoing, each Seller Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if

Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)                                 During the Restricted Period, each Seller Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Business or potential clients or customers of the Business for purposes of diverting their business or services from the Business.

(c)                                  For a period of three years commencing on the Closing Date, each Seller Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee who is or was employed by Buyer during such three-year period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except such restriction shall not apply to any immediate family member of either Member or except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.06(c) shall prevent any Seller Party or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(d)                                 For a period of one year commencing on the Closing Date, no Seller Party shall, and no Seller Party shall permit any of its Affiliates to, directly or indirectly, own, operate or develop, directly or indirectly, any lodging or hospitality facilities in Orla, Texas or Kermit, Texas, for the benefit of employees of WinCo Trucking, HRS Operating LLC and HRS Management LLC (“Direct Employee Lodging”).  From and after the one-year anniversary of the Closing Date and for a period of one year thereafter, to the extent any Seller Party or any Affiliate thereof develops any Direct Employee Lodging, such Direct Employee Lodging in Orla, Texas only shall purchase any and all meals for such facility from Buyer or an Affiliate thereof at reasonable and customary rates prevailing in the industry.  Notwithstanding anything to the contrary in this Section 6.06(d), to the extent that the Lodging Agreement for the employees of WinCo Trucking is terminated by Buyer, other than as a result of any breach by WinCo Trucking, prior to the one-year anniversary of the Closing Date, the restrictive covenants set forth in the first sentence of this Section 6.06(d) shall not apply to WinCo Trucking from and after the date of such termination.

(e)                                  Notwithstanding anything to the contrary contained herein, Parent shall be permitted to continue to operate the Excluded Locations during the Restricted Period in a manner consistent with the operation of such facilities as of the Closing Date; provided, that none of the Excluded Locations located in Texas shall offer catering or food and meal services to residents during the Restricted Period.

(f)                                   Each Seller Party acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(g)                                  Each Seller Party acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.07                            Governmental Approvals and Consents.

(a)                                 Each party hereto shall, as promptly as reasonably possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                                 Each Seller Party shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c)                                  Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)                                     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)                                  avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)                               in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)                                 All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any party with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)                                  Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.08                            Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by any Seller Party prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i)                                     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of each Seller; and

(ii)                                  upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, each Seller Party shall:

(i)                                     retain the books and records (including personnel files) of such Seller Party which relate to the Business and its operations for periods prior to the Closing; and

(ii)                                  upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)                                  Neither Buyer nor any Seller Party shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09                            Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.10                            Public Announcements. Unless otherwise required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Authority to which the relevant party is subject or submits (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that, notwithstanding the foregoing, Buyer and its Affiliates shall be permitted to issue press releases with respect to this Agreement and the transactions contemplated hereby without the consent of any Seller Party as long as any such press release does not disclose the Purchase Price.

Section 6.11                            Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of any Seller or Buyer to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 6.12                            Tax Matters.

(a)                                 All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne by Sellers. Buyer and Sellers shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Taxes or fees. To the extent permissible under applicable Law, Sellers shall be responsible for the preparation and filing of any Tax Returns with respect to all Transfer Taxes.

(b)                                 Sellers and/or Parent shall be allocated and shall be liable for all Taxes imposed on or with respect to the Purchased Assets, the Business or the Assumed Liabilities that are attributable to any Pre-Closing Tax Period.  Buyer shall be allocated and bear all Taxes imposed on or with respect to the Purchased Assets, the Business or the Assumed Liabilities that are attributable to any Post-Closing Tax Period.  For purposes of this Agreement (i) any Taxes that are based upon or related to income, receipts, or occupancy, or imposed on a transactional basis shall be allocated to the Tax period or portion thereof in which the transaction giving rise to such Taxes occurred based upon a hypothetical closing of the taxable year on the Closing Date (with the Closing Date being included in the Pre-Closing Period), and (ii) Taxes that are imposed on a periodic basis (such as real and personal property Taxes which are not based on income) pertaining to a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period by prorating each such Tax based on the number of days in the applicable period that occur on or before the Closing Date, on the one hand, and the number of days in such period that occur after the Closing Date, on the other hand.

(c)                                  Seller Representative shall prepare and file all Tax Returns of any Seller for (i) a Pre-Closing Tax Period and (ii) a Straddle Period, but only with respect to such Straddle Period, Tax Returns of any Seller that relate to hotel occupancy Taxes and/or sales and use Taxes that are due after the Closing Date (such returns, “Seller Tax Returns”) at the Seller Parties’ sole expense.  The Buyer shall have a reasonable opportunity to review and approve any Seller Tax Returns (such approval not to be unreasonably withheld).  Seller Tax Returns shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by applicable Law.  The Seller Parties shall pay, or cause to be paid, all Taxes shown to be due on Seller Tax Returns before the same shall become delinquent and before penalties accrue thereon.  Seller

Representative shall cause a copy of any Seller Tax Return, together with all relevant workpapers and other information (to the extent such Tax Return, workpapers, and other information relate solely to the Purchased Assets or Business), to be made available to the Buyer for review and approval (such approval not to be unreasonably withheld, conditioned or delayed) no later than ten (10) Business Days prior to the due date for the filing of such Seller Tax Return (taking into account proper extensions).  An exact copy of any such Tax Return filed by Seller Representative, together with evidence of payment of such Taxes, shall be provided to the Buyer no later than ten (10) Business Days after such Tax Return is filed.  Notwithstanding anything to the contrary set forth in this Agreement, following the Closing, no Seller shall file any Tax Return, amended Tax Return or Tax election relating to the Purchased Assets or Business (or otherwise change such Tax Returns or make or change an election) with respect to any Pre-Closing Tax Periods without the prior written consent of the Buyer (such approval not to be unreasonably withheld).

(d)                                 Each of Buyer, on the one hand, and the Seller Parties, on the other hand, shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may reasonably be liable hereunder (including any Transfer Taxes).  Seller Representative shall be entitled to participate at its expense in the defense of any Tax audit or administrative or court proceeding relating to Taxes for which any Seller Party may reasonably be liable, and to employ counsel of its choice at its expense. No Seller Party shall agree to settle any claim for Taxes for which Buyer may be liable without the prior written consent of Buyer, which consent shall not be unreasonably withheld.  Buyer shall not agree to settle any claim for Taxes for which the Seller Parties may be liable without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld.

Section 6.13                            Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.14                            Use of Name.  From and after the Closing Date, no Seller Party shall use, or permit any Affiliate to use, the name “Superior Lodging”, or any name reasonably similar thereto in connection with any business conducted by any Seller Party after the Closing, unless expressly agreed to by Buyer in writing.  Within five days following the Closing, each Seller shall amend its articles of organization, operating agreement and other organizational documents and corporate records to comply with this provision.

Section 6.15                            Enforcement of Insurance Claims.  Each Seller hereby assigns to Buyer the right to pursue and enforce, and hereby irrevocably appoints Buyer as its true and lawful attorney in fact with full power in the name of and on behalf of each Seller for the purpose of pursuing and enforcing, any and all rights of such Seller under any and all insurance policies of such Seller which are not assigned to Buyer pursuant to this Agreement with respect to any occurrence, claim or loss which is the subject of an indemnity obligation by any Seller Party to Buyer under ARTICLE VIII.  The power of attorney conferred upon Buyer pursuant to this Section 6.15 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of any Seller or any other act of any Seller.

Section 6.16                            Payoff Instructions.  At least three Business Days prior to the Closing Date, the Seller Representative shall make available to Buyer the Payoff Amount and the wire transfer instructions for payment thereof at the Closing, in a form reasonably satisfactory to the Buyer (the “Payoff Instructions”).  The parties hereto acknowledge and agree that the Payoff Amount will be paid as part of the Title Company’s flow of funds pursuant to Section 7.02(h).

Section 6.17                            Water Hauling Agreement.  During the period from and after Closing, the Sellers, on the one hand, and Buyer on the other hand, will negotiate in good faith to enter into a water hauling agreement on mutually agreed terms for the facilities located on the Owned Real Property and will use their respective commercially reasonable efforts to enter into such agreement within 30 days following the Closing. During such period of negotiation, Sellers will continue to provide water hauling services to the facilities located on the Owned Real Property at the current service levels in accordance with current practice, at the current pricing charged for such water hauling services.

Section 6.18                            Excluded Assets.  Sellers shall remove any and all tangible Excluded Assets from the Owned Real Property within 30 days from and after the Closing Date.  So long as Buyer is using commercially reasonable efforts to obtain a replacement or alternative for the Texas New Mexico Power Bond, Parent shall maintain in effect the Texas New Mexico Power Bond until Buyer obtains such a replacement or alternative.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01                            Condition to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02                            Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02 and Section 4.22, the representations and warranties of Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02 and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                                 Each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                                  No Action shall have been commenced against Buyer or any Seller Party, which would reasonably be expected to prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)                                 All approvals, consents and waivers that are listed in Section 7.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)                                  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f)                                   The Seller Parties shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(g)                                  Buyer shall have received all material Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(h)                                 Buyer shall have received a title commitment and pro forma owner’s title insurance policy with respect to each parcel of Owned Real Property, issued by a nationally recognized title insurance company acceptable to Buyer (the “Title Company”), insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall reasonably require.  Such title insurance policy (the “Title Policy”) shall insure fee simple title to each Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and those listed on Section 4.10(a)(i) of the Disclosure Schedules.  The costs and expenses incurred in connection with the Title Policy shall be shared equally by Sellers, on the one hand, and Buyer, on the other hand; provided that the costs directly associated with any specific endorsements therein that are requested by the Buyer shall be borne by the Buyer.

(i)                                     All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and each Seller shall have delivered to Buyer written evidence, in form reasonably satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(j)                                    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(k)                                 Buyer shall have received a certificate of the manager or managing member of (or duly elected officer) of each Seller and Parent certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of managers or members thereof authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the persons authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder on behalf of each Seller and Parent.

(l)                                     Buyer shall have received a certificate from Parent pursuant to Treasury Regulations Section 1.1445-2(b) that Parent is not a foreign person within the meaning of Section 1445 of the Code duly executed by Parent.

(m)                             No Seller Party shall have entered into any Contract with K3 Catering or its Affiliates affecting Buyer’s ability to terminate any Contract with K3 Catering relating to the Business without penalty on 30 days’ notice or less.

(n)                                 The Camp Services Agreement, dated July 17, 2018, between Target Logistics Management, LLC (d/b/a Target Lodging), Superior Lodging LLC and Superior Lodging Orla South, LLC shall have been terminated.

(o)                                 Each Seller and Parent shall have delivered to Buyer a good standing certificate for such party from the Secretary of State or similar Governmental Authority of the jurisdiction in which such party is organized.

Section 7.03                            Conditions to Obligations of Seller. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)                                 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                                  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)                                 Buyer shall have delivered to the Seller Representative duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(e)                                  Seller Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII
INDEMNIFICATION

Section 8.01                            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 15 months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.22, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, (ii) Section 4.18 shall survive for a period of six years after the Closing, and (iii) Section 4.08, Section 4.19 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (the representations and warranties set forth above in subsections (i) and (iii), the “Specified Representations”).  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02                            Indemnification By Seller Parties. Subject to the other terms and conditions of this ARTICLE VIII, Parent and each Seller, jointly and severally, and each Member, severally and not jointly, in accordance with such Member’s percentage interest set forth in Section 1 of the Disclosure Schedules, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any breach of any of the representations or warranties of any Seller Party contained in this Agreement, including any representation of the Sellers made pursuant to ARTICLE IV, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of any Seller Party pursuant to this Agreement, as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach of any covenant, agreement or obligation to be performed by any Seller Party pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of any Seller Party pursuant to this Agreement;

(c)                                  any Excluded Asset or any Excluded Liability; or

(d)                                 any matter described on Schedule 8.02(d).

Section 8.03                            Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each Seller Party and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)                                  any Assumed Liability.

Section 8.04                            Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)                                 No Seller Party shall be liable to the Buyer Indemnitees for indemnification under Section 8.02(a), other than with respect to Specified Representations, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a), other than with respect to Specified Representations, exceeds $150,000 (the “Basket”), in which event the Seller Parties shall be required to pay or be liable for the total amount of all such Losses.  The aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Section 8.02(a), other than with respect to Specified Representations, shall not exceed $7,500,000 (the “Cap”).

(b)                                 Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a), other than with respect to Specified Representations, until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a), other than with respect to Specified Representations, exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket.  The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a), other than with respect to Specified Representations, shall not exceed the Cap.

(c)                                  With respect to any claim for indemnification under this Agreement, the Buyer must first proceed against the Escrow Fund (and, if such claim relates to the ownership of the Owned Real Property, then against the Title Policy), to the extent available, prior to proceeding directly against any Seller Party.

(d)                                 The amount of any and all Losses under this ARTICLE VIII shall be determined net of any insurance or other recoveries actually received or recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification.

(e)                                  Solely for purposes of determining the amount of Losses under this ARTICLE VIII arising from any inaccuracy in or breach of any representation or warranty (but not for determining whether any such inaccuracy or breach has occurred), the representations and warranties in this Agreement shall be deemed to be made without any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05                            Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller Party, such Seller Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Each Seller Party and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06                            Payments; Indemnification Escrow Fund.

(a)                                 Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within five Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 8%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)                                 Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) from the Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Escrow Fund, by the Seller Parties in accordance with the terms of this ARTICLE VIII.

Section 8.07                            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement (whether from the Escrow Fund or otherwise) shall be treated by the parties as an adjustment to the Purchase Price for all purposes hereunder and all Tax purposes, unless otherwise required by Law.

Section 8.08                            Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party

(including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09                            Exclusive Remedies. Subject to Section 2.06, Section 6.06 and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, criminal activity or willful misconduct.

ARTICLE IX
TERMINATION

Section 9.01                            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Seller Representative and Buyer;

(b)                                 by Buyer by written notice to Seller Representative if:

(i)                                     Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by such Seller Party within ten days of Seller Representative’s receipt of written notice of such breach from Buyer; or

(ii)                                  any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 15, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                                  by Seller Representative by written notice to Buyer if:

(i)                                     no Seller Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Parent; or

(ii)                                  any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 15, 2019, unless such failure shall be due to the failure of any Seller Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)                                 by Buyer or Parent in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02                            Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a)                                 as set forth in this ARTICLE IX and Section 6.05 and ARTICLE X hereof; and

(b)                                 that nothing herein shall relieve any party hereto from Liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01                     Seller Representative.

(a)                                 Each Seller, Parent and each Member hereby irrevocably authorizes and appoints Superior Lodging as Seller Representative and as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Seller Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i)                                     receive payment of the Purchase Price on behalf of the Sellers;

(ii)                                  give and receive notices and communications;

(iii)                               authorize delivery to Buyer of cash from the Escrow Fund in satisfaction of any amounts owed to Buyer in satisfaction of claims for indemnification made by Parent pursuant to ARTICLE VIII;

(iv)                              agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.06;

(v)                                 agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer or any Seller Party pursuant to ARTICLE VIII;

(vi)                              litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE VIII;

(vii)                           execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)                        make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(ix)                              engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Seller Representative in complying with its duties and obligations; and

(x)                                 take all actions necessary or appropriate in the good faith judgment of Seller Representative for the accomplishment of the foregoing.

(b)                                 Buyer shall be entitled to deal exclusively with Seller Representative on all matters relating to this Agreement (including ARTICLE VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller Party by Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller Party by Seller Representative, as being fully binding upon such Person.  Notices or communications to or from Seller Representative shall constitute notice to or from each of the Seller Parties.  Any decision or action by Seller Representative hereunder, including any agreement between Seller Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Seller Parties and shall be final, binding and conclusive upon each such Person.  No Seller Party shall have the right to object to, dissent from, protest or otherwise contest the same.  The provisions of this Section 10.01, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more of the Seller Parties, or by operation of Law.

(c)                                  The Seller Representative may resign at any time, and may be removed for any reason or no reason only by the vote or written consent of all Seller Parties; provided, however, in no event shall Seller Representative resign or be removed without the Seller Parties having first appointed a new Seller Representative who shall assume such duties immediately upon the resignation or removal of Seller Representative.  In the event of the death, incapacity, resignation or removal of Seller Representative, a new Seller Representative shall be appointed by the vote or written consent of all of the Seller Parties.  Notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Seller Representative as described in Section 10.01(a) above.

(d)                                 Seller Representative shall not be liable to any Seller Party for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Seller Representative shall be conclusive evidence of good faith).  The Seller Parties shall jointly and severally indemnify and hold harmless Seller Representative from and against, compensate it for, reimburse it for and pay any and all losses, Liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Seller Representative under this Agreement and the Escrow

Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Seller Representative, Seller Representative shall reimburse the Seller Parties the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith.

Section 10.02                     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.03                     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to any Seller Party or Seller Representative:	Superior Lodging 203 S. First Street Lufkin, TX 75901 E-mail: sgreak@300mile.com Attention: Stephen Greak

with a copy to:	Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, CO 80202 E-mail: brian.boonstra@dgslaw.com Attention: Brian Boonstra

If to Buyer:

Target Logistics Management, LLC
2170 Buckthorne Place, Suite 440
The Woodlands, TX 77380-1175

E-mail: hlewis@TargetHospitality.com

Attention:                                         Heidi Lewis, Executive Vice President,
General Counsel and Secretary

with a copy to:	Robinson & Cole LLP 280 Trumbull Street Hartford, CT 06103 E-mail: mguanci@rc.com Attention: Matthew J. Guanci, Jr.

Section 10.04                     Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references to a “day” or a number of “days” refer to a calendar day or number of calendar days unless otherwise specified as Business Days. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05                     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06                     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07                     Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08                     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of any other party hereto, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries or other Affiliates.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09                     No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10                     Amendment and Modification; Waiver. This Agreement shall only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11                     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF HOUSTON AND COUNTY OF HARRIS COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12                     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUPERIOR LODGING LLC

By:	/s/ Stephen Greak
	Name:	Stephen Greak
	Title:	CFO

SUPERIOR LODGING ORLA SOUTH, LLC

By:	/s/ Stephen Greak
	Name:	Stephen Greak
	Title:	CFO

SUPERIOR LODGING KERMIT LLC

By:	/s/ Stephen Greak
	Name:	Stephen Greak
	Title:	CFO

WINCO DISPOSAL LLC

By:	/s/ Stephen Greak
	Name:	Stephen Greak
	Title:	CFO

BD WINSTON FAMILY, LTD., LLC

By:	/s/ Benjamin D. Winston
	Name:	Benjamin D. Winston
	Title:	Member

/s/ Joe Stephen Greeak Jr.
JOE STEPHEN GREAK JR.

/s/ Stephen A. Cunningham
STEPHEN A. CUNNINGHAM

/s/ Clay G. Keath
CLAY G. KEATH

[Signature Page to Asset Purchase Agreement]

SUPERIOR LODGING LLC, as Seller Representative

By:	/s/ Stephen Greak
	Name:	Stephen Greak
	Title:	CFO

TARGET LOGISTICS MANAGEMENT, LLC

By:	/s/ James Brad Archer
	Name:	James Brad Archer
	Title:	President & CEO

[Signature Page to Asset Purchase Agreement]